Exhibit 99.1

Google Appoints Alan Mulally to its Board of Directors

MOUNTAIN VIEW, CA – JULY 15, 2014 – Google Inc. (NASDAQ: GOOG, GOOGL) today announced it has appointed Alan Mulally to its Board of Directors. A veteran corporate executive of the automotive and aviation industries, Mulally will serve on Google’s Audit Committee. His appointment was effective July 9, 2014.

"Alan brings a wealth of proven business and technology leadership experience," said Larry Page, CEO of Google. "I am so pleased that Alan is now joining Google's board!"

"I am honored to serve on the board of a global iconic company that is dedicated to enhancing our lives,” Mulally said.  “I look forward to working together with the Google board and management team to continue to deliver their compelling vision."

Mr. Mulally served as President and Chief Executive Officer of Ford Motor Company, a global automotive company, from September 2006 through June 2014. Mulally was previously member of the board of directors of Ford and served on its finance committee from September 2006 through June 2014.

From March 2001 to September 2006, Mr. Mulally served as Executive Vice President of the Boeing Company and President and Chief Executive Officer of Boeing Commercial Airplanes, Inc. He also was a member of the Boeing Executive Council. Prior to that time, he served as President of Boeing’s space and defense business.

Mr. Mulally served as co-chair of the Washington Competitiveness Council and sat on the advisory boards of NASA, the University of Washington, the University of Kansas, the Massachusetts Institute Technology, and the U.S. Air Force Scientific Advisory Board. He is a member of the U.S. National Academy of Engineering and a fellow of England’s Royal Academy of Engineering.

Mr. Mulally holds a Bachelor of Science and Master of Science degrees in aeronautical and astronautical engineering from the University of Kansas, and a Master’s degree in Management from the Massachusetts Institute of Technology as a 1982 Alfred P. Sloan fellow.

About Google Inc.
Google is a global technology leader focused on improving the ways people connect with information. Google’s innovations in web search and advertising have made its website a top internet property and its brand one of the most recognized in the world.